Platinum Energy Resources Announces
Merger Agreement with Tandem Energy Holdings

NEW YORK - January 26, 2006 - Platinum Energy Resources, Inc. (OTC BB: PGRI.OB, PGRIU.OB, PGRIW.OB) ("Platinum Energy"), a special purpose acquisition corporation focused on the energy industry, today announced that it has entered into a definitive merger agreement with Tandem Energy Holdings, Inc. (OTC Bulletin Board: TDYH) ("Tandem"). Tandem is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties and the production of oil and gas. Under the terms of the agreement, Tandem Energy Corporation, a wholly-owned subsidiary of Tandem Energy Holdings, owning substantially all of its assets, will become a wholly-owned subsidiary of Platinum Energy. Platinum Energy will pay $105 million in cash and fees and will be guaranteed $5 million in working capital. Platinum Energy will be responsible for capital expenditures as of January 1, 2006.

Tandem's producing properties are located primarily in Texas and New Mexico. On September 30, 2005, Tandem's estimated net proved reserves were 8.849 million barrels of oil equivalent (BOE), of which approximately 64% were crude oil and 36% were natural gas. 34.4% of its total reserves were Proven Developed Producing (PDP's). Preliminary due diligence has revealed expected low-risk probable reserves and "behind pipe" opportunities of an additional 16 million BOE.

Barry Kostiner, chief executive officer of Platinum Energy, stated, "Tandem's strong producing properties combined with its development opportunity are a perfect foundation on which to execute our business plan of optimizing profit irrespective of the global energy market's performance. We look forward to building on the attractive value created by Tandem's management."

"We are looking forward to working with Platinum Energy throughout the merger process," said Tim Culp, president and CEO of Tandem Energy Holdings. "Our low-risk oil and gas resources fit very well into Platinum's stated business strategy."

James Dorman, executive vice president, geology of Platinum Energy said, "As the head of the geology team, I am extremely excited about the potential of Tandem's diverse properties. We will have the unique opportunity to build on Tandem's current proven reserves substantially by utilizing a low-cost drilling program."

Platinum Energy, based in Montvale, New Jersey, was incorporated in April 2005 to acquire an operating business in the energy industry. Platinum Energy completed its initial public offering on October 24, 2005, receiving net proceeds of approximately $106 million through the sale of 14.4 million units of its securities at $8.00 per unit. Each unit was comprised of one share of Platinum Energy common stock and one redeemable and convertible common stock purchase warrant having an exercise price of $6.00. Platinum Energy holds over $105 million in a trust account maintained by an independent trustee, which will be released to the company upon the closing of the merger with Tandem (less any amounts returned to Platinum Energy stockholders who elect to convert their shares to cash in accordance with Platinum Energy's charter).

Merger Conditions

The closing of the merger is subject to customary closing conditions, including Platinum Energy stockholder approval of the merger. In addition, the closing is conditioned on holders of fewer than 20 percent of the shares of Platinum Energy issued in the IPO voting against the business combination and electing to convert their Platinum Energy shares into cash, as permitted by the Platinum Energy certificate of incorporation. The Platinum Energy initial stockholders, officers and directors, who hold approximately 20% of Platinum Energy's voting stock, have agreed to vote their shares on the merger in accordance with the vote of the majority of the non-affiliated Platinum Energy stockholders. If approved by Platinum Energy stockholders, the transaction is expected to close in the second quarter of 2006.

About Platinum Energy Resources, Inc.

Platinum Energy Resources is a special purpose acquisition corporation seeking to acquire assets or operating businesses in the global oil and gas exploration and production industry. Platinum Energy anticipates aggressively building a portfolio of assets using multiple acquisitions subsequent to its first acquisition which will require approval of shareholders in the amount of 80% of those voting. Platinum Energy's strategy calls for the aggressive use of hedging strategies to optimize profit irrespective of the performance of the global energy market's performance.

About Tandem Energy Holdings Inc.

Tandem Energy Holdings Inc. is an oil and gas exploration and development company based in Midland, Texas. The Company's activities are focused on low- risk properties in Texas and New Mexico.

Investor and Media Contact
Alan Katz
Cubit Jacobs & Prosek Communications for Platinum Energy Resources
212-279-3115 ext. 211
alan@cjpcom.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Platinum Energy, Tandem and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Platinum Energy' and Tandem's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: Business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Tandem is engaged; fluctuations in oil and gas prices and in customer demand; management of rapid growth; intensity of competition; general economic conditions; as well as other relevant risks detailed in Platinum Energy' filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2005. The information set forth herein should be read in light of such risks. Neither Platinum Energy nor Tandem assumes any obligation to update the information contained in this press release.

Additional Information

Platinum Energy stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Copies of filings by Platinum Energy, which will contain information about Platinum Energy and Tandem, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov), and, when filed, will be available from Platinum Energy, without charge, by directing a request to Platinum Energy Resources, 3 Paragon Drive, Montvale, NJ 07654.

The respective directors and executive officers of Platinum Energy and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Platinum Energy's directors and executive officers is available in its Prospectus dated October 24, 2005 filed with the Securities and Exchange Commission on October 26, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.